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                                                                      Exhibit 99

WACKENHUT CORRECTIONS REPORTS RECORD NET INCOME -- 45 PERCENT INCREASE OVER LAST YEAR'S FIRST QUARTER

     PALM BEACH GARDENS, Fla., April 23 /PRNewswire/ -- Wackenhut Corrections (NYSE: WHC-news) today reported first quarter 1998 net income increased 43.2 percent to $3.7 million, from $2.6 million in the first quarter 1997. Earnings per share increased to 17 cents (16 cents, on a diluted basis) from 12 cents (11 cents, diluted). First quarter revenue increased 72.9 percent to $71.3 million, from $41.1 million in the 1997 first quarter.

     Dr. George C. Zoley, president and chief executive officer of Wackenhut Corrections, said: "We are absolutely delighted with our performance. The continued income and revenue increases are due to our 40 percent increase in revenue-producing beds over the past six months.

    "Thirteen (13) new facilities with a design capacity of approximately 7,000 beds have been added since December 1997 representing a new company record. The openings took place simultaneously on three continents, North America, Europe and Australia. Separate start-up teams coordinated by the corporate office achieved their openings on time and without disruption. We believe this unparalleled accomplishment once again illustrates Wackenhut Corrections' operational excellence," he added.

     Dr. Zoley continued: "Wackenhut Corrections is presently responding to business opportunities around the globe. In light of the current trend toward private sector financing, access to capital is critical for our continued growth. Accordingly, Wackenhut Corrections undertook the co-registration and public offering for Correctional Properties Trust, a real estate investment trust which will acquire select facilities from the company and lease them back. It will also offer these services to other private and public organizations.

    "The lead underwriter for the offering was Salomon Smith Barney, with Prudential, SBC Warburg Dillon Read, Suntrust Equitable, and Genesis Merchant Group as co-managers. Correctional Properties Trust is listed on the New York Stock Exchange under the symbol CPV."

    He added, "As a result of the initial public offering of Correctional Properties Trust, which began trading this morning, Wackenhut Corrections anticipates the receipt of $42.3 million in cash from the sale of facilities, which will be used primarily to fund future business development opportunities.

    "We currently have 10 projects under development, totaling almost 7,000 beds in the United States, Scotland and England. Three of them are under option for purchase by Correctional Properties Trust."



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    Wackenhut Corrections, a world leader in the privatized corrections industry, has contracts/awards to manage 46 facilities in North America, Europe and Australia with a total of 30,144 beds, and additional contracts for prisoner transportation, correctional health care services, and maintenance of secure facilities.

     Wackenhut Corrections (NYSE: WHC-news) is a subsidiary of The Wackenhut Corporation (NYSE: WAK and WAKB-news) and offers government agencies a turnkey approach to developing new correctional institutions that includes design, construction, financing and operations. It provides a broad spectrum of correctional services, which include adult corrections, juvenile facilities, community corrections and special purpose institutions. The company is a global leader in providing innovative healthcare and rehabilitative programs.

     This press release contains forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q, Form S-3 and Form 8-K reports.

First quarter financial results follow:

WACKENHUT CORRECTIONS CORPORATION

Consolidated Statements of Income

For the thirteen weeks ended

March 29, 1998 and March 30, 1997

(In thousands, except per share data) (UNAUDITED)

                                                      13 Weeks Ended
                                              March 29, 1998   March 30, 1997
                                              --------------   --------------
Revenues                                          $71,269          $41,227
Operating Expenses                                 59,258           34,400
Depreciation and Amortization                       2,667            1,148
Contribution from Operations                        9,344            5,679
G & A Expense                                       3,788            2,407
Operating Income                                    5,556            3,272
Interest Income                                       245              532
Income Before Income Taxes &
 Equity Income of Affiliate                         5,801            3,804
Provision for Income Taxes                          2,368            1,469
Income Before Equity Income
 of Affiliate                                       3,433            2,335
Equity Income of Affiliate, Net                       264              246

Net Income                                        $ 3,697          $ 2,581

Basic Earnings per Share                          $  0.17          $  0.12
Diluted Earnings per Share                           0.16             0.11

Basic Weighted Average
 Shares Outstanding                                22,185           21,945
Diluted Weighted Average
 Shares Outstanding                                22,816           22,600

                            -----------------------


                                 Operating Data

                                                               13 Weeks Ended
                                              March 29, 1998   March 30, 1997
                                              --------------   --------------
    *Revenue-producing beds                       21,980            13,982
    **Compensated mandays                      1,767,856         1,070,986
    **Average occupancy                            95.6%             97.6%


 *Includes H.M. Prison Doncaster and H.M. Prison Lowdham Grange (United Kingdom)

**Excludes H.M. Prison Doncaster and H.M. Prison Lowdham Grange (United Kingdom)